Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

GCI Merger

General Terms and Effects

On March 19, 2021, BioLife Solutions, Inc. (the “Company”), a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BLFS Merger Subsidiarity, Inc., a Delaware corporation (“Merger Sub”), Global Cooling, Inc., a Delaware corporation (“GCI” or “Global Cooling”) and Albert Vierling and William Baumel, in their capacity as the representatives of the stockholders of GCI (collectively, the “Seller Representative”).

On May 3, 2021, pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, the transactions contemplated by the Merger Agreement were consummated (the “Closing”), Merger Sub merged with and into GCI (the “Merger” and, together with other transactions contemplated by the Merger Agreement, the “Transactions”), with GCI continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of the Company. In the Merger, all of the issued and outstanding shares of capital stock of GCI immediately prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (other than those properly exercising any applicable dissenter’s rights under Delaware law) were converted into the right to receive the Merger Consideration (as defined below). The Company paid the Merger Consideration to the holders of common stock and preferred stock of GCI (collectively, the “GCI Stockholders”).

Merger Consideration

The aggregate merger consideration paid pursuant to the Merger Agreement to the GCI Stockholders was 6,646,870 newly issued shares of common stock, $0.001 par value per share (“Company Common Stock”), of the Company, which represents 19.9% of the Company Common Stock issued and outstanding immediately prior to March 19, 2021 (excluding for the avoidance of doubt any of the Company’s non-vested restricted stock awards) (the “Merger Consideration” and such shares the “Merger Consideration Shares”); provided, however, that the Merger Consideration otherwise payable to GCI Stockholders is subject to the withholding of the Escrow Shares (as defined below) and is subject to reduction for indemnification obligations. The Merger Consideration allocable to one GCI stockholder was reduced by 10,400 shares to satisfy an outstanding note receivable of $374,000. The Merger Consideration is not subject to any purchase price adjustments.

Escrow Shares

At the Closing, approximately nine percent (9%) of the Merger Consideration (the “Escrow Shares”, along with any other dividends, distributions or other income on the Escrow Shares, the “Escrow Property”) otherwise issuable to the GCI Stockholders (allocated pro rata among the GCI Stockholders based on the Merger Consideration otherwise issuable to them at the Closing), was deposited into a segregated escrow account in accordance with an escrow agreement to be entered into in connection with the Transactions (the “Escrow Agreement”).

The Escrow Property will be held for a period of up to twenty-four (24) months after the Closing as the sole and exclusive source of payment for any post-Closing indemnification claims (other than fraud claims), unless earlier released in accordance with the terms of the Escrow Agreement.

SCI Acquisition

On September 18, 2020, BioLife entered into a Stock Purchase Agreement, by and among the Company, SciSafe Holdings, Inc. (“SciSafe” or “SCI”), a Delaware corporation, and the stockholders of SciSafe (collectively, the “SciSafe Sellers”) in accordance with the Stock Purchase Agreement, pursuant to which the Company agreed to purchase from the SciSafe Sellers one hundred percent (100%) of the issued and outstanding capital shares or other equity interests of SciSafe (the “Acquisition”). The SciSafe Acquisition closed October 1, 2020. At the closing of the Acquisition, the Company issued to the Sellers 611,683 shares of common stock valued at $29.29 per share and a cash payment of $15 million, with $1.5 million held in escrow to account for adjustments for net working capital and as a security for, and a source of payment of, the Company’s indemnity rights. Pending the occurrence of certain events, the Company will issue to the Sellers an additional 626,000 shares of common stock, which shall be issuable to Sellers upon SciSafe achieving certain specified revenue targets in each year from 2021 to 2024. The purchase price was subject to a post-closing working capital adjustment of approximately $53,000.

Unaudited Pro Forma Combined Financial Statements

The Merger is being accounted for as a business combination using the acquisition method with BioLife as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the merger consideration will be allocated to GCI’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Merger. The process of valuing the net assets of GCI immediately prior to the Merger, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the merger consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. Further, the unaudited pro forma combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the unaudited pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed. The unaudited pro forma adjustments have been made solely for the purpose of providing unaudited pro forma combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the Merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts as of the closing date of the Merger will likely occur as a result of the amount of cash used for the Company’s operations, changes in the fair value of the Company’s common stock, and other changes in the Company’s assets and liabilities.

The unaudited pro forma combined balance sheet data assumes that the Merger took place on March 31, 2021 and combines the historical balance sheets of Global Cooling and BioLife as of such date. The unaudited pro forma combined statements of operations and comprehensive loss for the year-ended December 31, 2020 and the three months ended March 31, 2021 assume that the Acquisition and Merger took place as of January 1, 2020 and combine the historical results of BioLife, SciSafe, and Global Cooling for the periods then ended. The unaudited pro forma combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X, which were amended in May 2020.

The unaudited pro forma combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position. The Company’s results of operations and actual financial position may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the three companies. The unaudited pro forma combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had BioLife, SciSafe, and Global Cooling been a combined company during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma financial information.

The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of BioLife and Global Cooling. BioLife’s consolidated statements of operations for the year ended December 31, 2020 and three months ended March 31, 2021 and consolidated balance sheet as of March 31, 2021 are derived from BioLife Form 10-K for the year ended December 31, 2020 and Form 10-Q for the three months ended March 31, 2021, respectively.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Global Cooling may materially vary from those of BioLife. During preparation of the unaudited pro forma combined financial information, management has performed a preliminary analysis and is not aware of any material differences other than those presented in the unaudited pro forma combined financial statements, and accordingly, this unaudited pro forma combined financial information assumes no material differences in accounting policies other than those presented. Following the Merger, management will conduct a final review of Global Cooling accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Global Cooling results of operations or reclassification of assets or liabilities to conform to BioLife’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2021

(In thousands)	Historical BioLife	Historical Global Cooling	Global Cooling Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$89,012	$46	$-		$89,058
Restricted cash	53	-	-		53
Accounts receivable, trade, net	10,669	7,595	(615)	5(a)	17,649
Inventories	11,666	13,148	1,000	5(b)	25,814
Prepaid expenses and other current assets	5,143	546	(2,598)	5(c), 5(d)	3,091
Total current assets	116,543	21,335	(2,213)		135,665

Assets held for rent, net	6,503	-	-		6,503
Property and equipment, net	11,231	3,591	(571)	5(e)	14,251
Operating lease right-of-use assets, net	10,524	-	1,789	5(f)	12,313
Financing lease right-of-use assets, net	430	-	117	5(f)	547
Long-term deposits and other assets	356	7	-		363
Investments	5,872	-	-		5,872
Intangible assets, net	30,116	-	120,590	5(g)	150,706
Goodwill	58,449	-	135,785	5(h)	194,234
Total assets	$240,024	$24,933	$255,497		$520,454

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$4,276	$10,005	$(615)	5(a)	$13,666
Accrued expenses and other current liabilities	8,146	7,210	(2,052)	5(c), 5(f), 5(i)	13,304
Line of credit	-	3,428	-		3,428
Lease liabilities, operating, current portion	1,455	-	208	5(f)	1,663
Lease liabilities, financing, current portion	114	-	29	5(f)	143
Term loan, current portion	-	263	-		263
Contingent consideration, current portion	2,390	-	-		2,390
Total current liabilities	16,381	20,906	(2,430)		34,857

Contingent consideration, long-term	4,271	-	-		4,271
Lease liabilities, operating, long-term	9,299	-	1,686	5(f)	10,985
Lease liabilities, financing, long-term	316	-	88	5(f)	404
Term loan, long-term	-	4,129	-		4,129
Convertible promissory notes payable	-	1,500	(1,500)	5(j)	-
Deferred tax liability	-	-	15,028	5(k)	15,028
Other long-term liabilities	980	209	(224)	5(f)	965
Total liabilities	31,247	26,744	12,648		70,639

Preferred stock	-	3,322	(3,322)	5(l)	-
Common stock	34	3	3	5(l), 5(m)	40
Additional paid-in capital	307,246	22,434	210,301	5(l), 5(n)	539,981
Accumulated other comprehensive income	-	(117)	117	5(l)	-
Accumulated deficit	(98,503)	(27,687)	35,984	5(i), 5(k), 5(l)	(90,206)
Non-controlling interest	-	234	(234)	5(l)	-
Total shareholders’ equity	208,777	(1,811)	242,849		449,815
Total liabilities and shareholders’ equity	$240,024	$24,933	$255,497		$520,454

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2021

	Historical BioLife	Historical Global Cooling	Global Cooling Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
(In thousands, except per share and share data)
Product revenue	$13,776	$18,463	$(361)	5(a)	$31,878
Rental revenue	2,204	-	-		2,204
Service revenue	867	-	-		867
Total product and rental revenue	16,847	18,463	(361)		34,949
Costs and operating expenses:
Cost of product revenue (exclusive of intangible assets amortization)	5,622	13,624	(367)	5(a), 5(e)	18,879
Cost of rental revenue (exclusive of intangible assets amortization)	1,353	-	-		1,353
Cost of service revenue (exclusive of intangible assets amortization)	575	-	-		575
Research and development	1,987	568	-		2,555
Sales and marketing	2,021	1,346	4	5(f)	3,371
General and administrative	4,830	2,404	166	5(f), 5(o)	7,400
Intangible asset amortization	933	-	1,426	5(g)	2,359
Acquisition costs	998	-	-		998
Change in fair value of contingent consideration	(491)	-	-		(491)
Total operating expenses	17,828	17,942	1,229		36,999
Operating income (loss)	(981)	521	(1,590)		(2,050)

Other income (expense)
Change in fair value of warrant liability	(121)	-	-		(121)
Interest expense, net	(16)	(270)	30	5(j)	(256)
Other income (expense)	-	(1)	-		(1)
Total other income (expense)	(137)	(271)	30		(378)

Net loss before provision for income taxes	(1,118)	250	(1,560)		(2,428)
Income tax benefit (expense)	-	-	364	5(p)	364
Net income (loss)	$(1,118)	$250	$(1,196)		$(2,064)

Net income (loss) attributable to stockholders
Basic	(1,118)	250	(1,196)		(2,064)
Diluted	(1,118)				(2,064)
Earnings (loss) per share attributable to common stockholders:
Basic	$(0.03)				$(0.05)
Diluted	$(0.03)				$(0.05)
Weighted average shares used to compute earnings (loss) per share attributable to common stockholders:
Basic and Diluted	33,236,818		6,647,697	5(q)	39,884,515

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended December 31, 2020

	Historical BioLife	Historical September 30, 2020 SciSafe	SciSafe Pro Forma Transaction Accounting Adjustments		Pro Forma Adjusted for SciSafe	Historical Global Cooling		Global Cooling Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
(In thousands, except per share and share data)
Product revenue	$44,540	$-	$-		$44,540		$39,282	$(874)	5(a)	$82,948
Rental revenue	1,795	-	-		1,795		-	-		1,795
Service revenue	1,752	4,526	-		6,278		-	-		6,278
Total product and rental revenue	48,087	4,526	-		52,613		39,282	(874)		91,021
Costs and operating expenses:
Cost of product revenue (exclusive of intangible assets amortization)	18,058	-	-		18,058		27,050	72	5(a), 5(b), 5(e)	45,180
Cost of rental revenue (exclusive of intangible assets amortization)	1,367	-	-		1,367		-	-		1,367
Cost of service revenue (exclusive of intangible assets amortization)	1,221	3,127	170	6(a), 6(b)	4,518		-	-		4,518
Research and development	6,720	-	-		6,720		2,612	(2)	5(e)	9,330
Sales and marketing	6,413	153	11	6(b)	6,577		4,105	18	5(e), 5(f)	10,700
General and administrative	14,607	867	1,214	6(b), 6(c)	16,688		7,988	648	5(e), 5(f), 5(o)	25,324
Intangible asset amortization	3,033	-	789	6(d)	3,822		-	5,703	5(g)	9,525
Acquisition costs	668	-	-		668		-	201	5(i)	869
Change in fair value of contingent consideration	1,575	-	-		1,575		-	-		1,575
Litigation settlement	-	-	-		-		4,000	-		4,000
Total operating expenses	53,662	4,147	2,184		59,993		45,755	6,639		112,387
Operating loss	(5,575)	379	(2,184)		(7,380)		(6,473)	(7,513)		(21,366)

Other income (expense)
Change in fair value of warrant liability	3,601	-	-		3,601		-	-		3,601
Change in fair value of investments	1,319	-	-		1,319		-	-		1,319
Interest income (expense), net	58	(49)	49	6(e)	58		(598)	55	5(j)	(485)
Other income (expense)	-	-	-		-		2,126	-		2,126
Total other income (expense)	4,978	(49)	49		4,978		1,528	55		6,561

Net loss before provision for income taxes	(597)	330	(2,135)		(2,402)		(4,945)	(7,458)		(14,805)
Income tax benefit (expense)	3,264	(95)	498	6(f)	3,667		-	10,238	5(k), 5(p)	13,905
Net income (loss)	$2,667	$235	$(1,637)		$1,265		$(4,945)	$2,780		$(900)

Net income (loss) attributable to stockholders
Basic	2,450	235	(1,637)		1,265		(4,945)	2,780		(900)
Diluted	(954)									(900)
Earnings (loss) per share attributable to common stockholders:
Basic	$0.09									$(0.03)
Diluted	$(0.03)									$(0.13)
Weighted average shares used to compute earnings (loss) per share attributable to common stockholders:
Basic and Diluted	27,306,258		459,598	6(g)				6,647,697	5(q)	34,413,553

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of the Transactions

GCI Merger

General Terms and Effects

On March 19, 2021, BioLife Solutions, Inc., a Delaware corporation, entered into an Agreement and Plan of Merger with BLFS Merger Subsidiarity, Inc., a Delaware corporation, Albert Vierling and William Baumel, in their capacity as the representatives of the stockholders of GCI (collectively, the “Seller Representative”) and GCI, Inc., a Delaware corporation.

On May 3, 2021, pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, the transactions contemplated by the Merger Agreement were consummated (the “Closing”), Merger Sub merged with and into GCI (the “Merger” and, together with other transactions contemplated by the Merger Agreement, the “Transactions”), with GCI continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of the Company. In the Merger, all of the issued and outstanding shares of capital stock of GCI immediately prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (other than those properly exercising any applicable dissenter’s rights under Delaware law) were converted into the right to receive the Merger Consideration (as defined below). The Company paid the Merger Consideration to the holders of common stock and preferred stock of GCI (collectively, the “GCI Stockholders”).

Merger Consideration

The aggregate merger consideration paid pursuant to the Merger Agreement to the GCI Stockholders was 6,646,870 newly issued shares of common stock, $0.001 par value per share (“Company Common Stock”), of the Company, which represents 19.9% of the Company Common Stock issued and outstanding immediately prior to March 19, 2021 (excluding for the avoidance of doubt any of the Company’s non-vested restricted stock awards) (the “Merger Consideration” and such shares the “Merger Consideration Shares”); provided, however, that the Merger Consideration otherwise payable to GCI Stockholders is subject to the withholding of the Escrow Shares (as defined below) and is subject to reduction for indemnification obligations. The Merger Consideration allocable to one GCI stockholder was reduced by 10,400 shares to satisfy an outstanding note receivable of $374,000. The Merger Consideration is not subject to any purchase price adjustments.

Escrow Shares

At the Closing, approximately nine percent (9%) of the Merger Consideration (the “Escrow Shares”, along with any other dividends, distributions or other income on the Escrow Shares, the “Escrow Property”) otherwise issuable to the GCI Stockholders (allocated pro rata among the GCI Stockholders based on the Merger Consideration otherwise issuable to them at the Closing), was deposited into a segregated escrow account in accordance with an escrow agreement to be entered into in connection with the Transactions (the “Escrow Agreement”).

The Escrow Property will be held for a period of up to twenty-four (24) months after the Closing as the sole and exclusive source of payment for any post-Closing indemnification claims (other than fraud claims), unless earlier released in accordance with the terms of the Escrow Agreement.

SCI Acquisition

On September 18, 2020, BioLife entered into a Stock Purchase Agreement, by and among the Company, SciSafe Holdings, Inc., a Delaware corporation, and the stockholders of SciSafe (collectively, the “SciSafe Sellers”) in accordance with the Stock Purchase Agreement, pursuant to which the Company agreed to purchase from the SciSafe Sellers one hundred percent (100%) of the issued and outstanding capital shares or other equity interests of SciSafe (the “Acquisition”). The Acquisition closed October 1, 2020. At the closing of the Acquisition, the Company issued to the Sellers 611,683 shares of common stock valued at $29.29 per share and a cash payment of $15 million, with $1.5 million held in escrow to account for adjustments for net working capital and as a security for, and a source of payment of, the Company’s indemnity rights. Pending the occurrence of certain events, the Company will issue to the Sellers an additional 626,000 shares of common stock, which shall be issuable to Sellers upon SciSafe achieving certain specified revenue targets in each year from 2021 to 2024. The purchase price was subject to a post-closing working capital adjustment of approximately $53,000.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements and these notes present the unaudited pro forma condensed combined financial position and results of operations of BioLife (after giving effect to the Merger with GCI, the Acquisition of SCI, and adjustments described in these notes, subject to the assumptions and limitations described herein), and are intended to illustrate the impact of the Merger on BioLife.

The Merger will be and the Acquisition was accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification ("ASC") 805, "Business Combinations" ("ASC 805"). Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For pro forma purposes, the fair value of GCI's identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value as of March 31, 2021.

Transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or the impact of restructuring actions that the combined company may achieve as a result of the Merger or Acquisition, or the costs necessary to achieve such cost savings, operating synergies or restructuring actions.

The unaudited pro forma condensed combined financial statements and these notes have been prepared using the acquisition method of accounting under ASC 805, based on the historical financial statements, including the related notes, of BioLife, GCI, and SCI. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 reflects the Merger as if it had been completed on March 31, 2021 and combines the consolidated balance sheets of BioLife and GCI as of March 31, 2021. The unaudited pro forma statements of operations reflect the Merger and Acquisition as if they occurred on January 1, 2020. The unaudited pro forma statement of operations for the year ended December 31, 2020 combines the statement of operations of BioLife for the year ended December 31, 2020, the statement of operations of GCI for the year ended December 31, 2020, and the unaudited statement of operations of SCI for the nine months ended September 30, 2020. The unaudited pro forma statement of operations for the three months ended March 31, 2021 combines the statement of operations of BioLife for the three months ended March 31, 2021 and the statement of operations of GCI for the three months ended March 31, 2021.

The historical financial statements of BioLife, GCI, and SCI have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are transaction accounting adjustments which are necessary to account for the Merger and the Acquisition, in accordance with U.S. GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believe are reasonable.

The unaudited pro forma condensed combined financial statements and these notes include unaudited pro forma adjustments based on preliminary valuations of assets and liabilities of GCI. These adjustments are preliminary and will be revised as additional information becomes available and additional valuation work is performed. The final purchase price allocations will be based on the fair value of the assets acquired and the liabilities assumed as of the closing of the Merger. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed in determining the final purchase price allocations, BioLife will apply U.S. GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market at the measurement date. The fair value measurements will utilize estimates based on key assumptions in connection with the Merger, including historical and current market data. The final purchase price allocation will be determined after the completion of the Merger, and the final allocations may differ materially from those presented in the unaudited pro forma financial statements and these notes.

Included in the historical statement of operations of Global Cooling for the year ended December 31, 2020 are the following nonrecurring items for which no adjustment has been made:

·	Litigation settlement expense was recognized related to a mediation agreement between Global Cooling and a former supplier in the amount of $4.0 million.
·	Gain on debt extinguishments were recognized related to the Paycheck Protection Program and JobsOhio Workforce Retention Loan programs in the amount of approximately $2.1 million.

3.	Estimated consideration and preliminary purchase price allocation

GCI Merger

BioLife will account for the Merger as the purchase of a business under U.S. GAAP. Under the acquisition method of accounting, the assets of GCI will be recorded as of the acquisition date, at their fair values, and consolidated with BioLife. The preliminary fair value of the net tangible liabilities acquired is $21.4 million, the preliminary fair value of the identifiable intangibles is $120.6 million, and the preliminary residual goodwill is $135.8 million. The fair value estimates required critical estimates, including, but not limited to, future expected cash flows, revenue and expense projections, discount rates and revenue volatility. BioLife believes these estimates to be reasonable. Actual results may differ from these estimates.

The following table summarizes the components of the estimated consideration (in thousands, except number of shares, stock price, and consideration percentage):

BioLife shares outstanding (as of March 19, 2021)	33,401,359
Merger consideration percentage	19.9%
Merger consideration shares	6,646,870
less: Merger consideration shares withheld to satisfy outstanding GCI stockholder obligations to GCI	10,400
Subtotal	6,636,470
BioLife stock price (as of May 3, 2021)	$35.07
Value of issued shares	$232,741
plus: Settlement of BioLife prepaid deposits	$2,224
plus: Net settlement of BioLife accounts receivable	$16
Merger Consideration	$234,981

Transaction costs related to the acquisition are expensed as incurred and are not included in the calculation of consideration transferred.

The table below represents the estimated preliminary purchase price allocation to the net assets acquired based on their estimated fair values, as well as the associated estimated useful lives of the acquired intangible assets (amounts in thousands). Such amounts were estimated using the financial statements from GCI as of March 31, 2021.

Cash	$46
Accounts receivable, net	7,280
Inventory	14,148
Prepaid expenses and other current assets	172
Property, plant and equipment, net	3,020
Operating lease right-of-use assets, net	1,789
Financing lease right-of-use assets, net	117
Long-term deposits and other assets	7
Developed technology	18,190
Customer relationships	7,020
Tradenames	26,640
Non-compete agreements	1,240
In-process research and development	67,500
Goodwill	135,785
Accounts payable	(9,674)
Line of credit	(3,428)
Lease liabilities, operating	(1,894)
Lease liabilities, financing	(117)
Long-term debt	(4,392)
Deferred tax liability	(23,526)
Other liabilities	(4,942)
Fair value of net assets acquired	$234,981

The fair value of GCI’s identifiable intangible assets, weighted average useful lives, and annual amortization expense have been preliminarily estimated as follows (amounts in thousands):

	Estimated Fair Value	Estimated Useful Life (Years)			Amortization Method	Global Cooling Pro Forma Amortization Adjustment
Developed technology	$18,190		6		Straight-line	$3,032
Customer relationships	7,020	11	-	12	Straight-line	585
Tradenames	26,640		15		Straight-line	1,776
Non-compete agreements	1,240		4		Straight-line	310
In-process research and development	67,500		N/A		Not applicable	N/A
Total	$120,590					$5,703

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of approximately $12.1 million and annual amortization expense of approximately $570,000, assuming an overall weighted average useful life of 11.3 years.

Fair value measurement methodologies used to calculate the value of any asset can be broadly classified into one of three approaches, referred to as the cost, market and income approaches. In any fair value measurement analysis, all three approaches must be considered, and the approach or approaches deemed most relevant will then be selected for use in the fair value measurement of that asset. The estimated fair values of developed technology and in-process research and development were estimated using a multi-period excess earnings approach. The estimated fair values of customer relationships were estimated using the “distributor method”. The estimated fair value of the tradenames is based on the relief from royalty method, which estimates the value of the trade names based on the hypothetical royalty payments that are saved by owning the asset. The estimated fair values of non-compete agreements were estimated using a “with and without” approach, comparing projected cash flows under scenarios assuming the non-compete agreements were and were not in place. The fair value of inventory and property, plant and equipment were determined using the “market approach”.

Some of the more significant assumptions inherent in the development of intangible asset fair values, from the perspective of a market participant, include, but are not limited to (i) the amount and timing of projected future cash flows (including revenue and expenses), (ii) the discount rate selected to measure the risks inherent in the future cash flows, (iii) the assessment of the asset’s life cycle, and (iv) the competitive trends impacting the asset.

These preliminary estimates of fair value and estimated useful lives may be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

4.	Reclassifications

Certain reclassifications were directly applied to the pre-acquisition historical financial statements of Global Cooling to conform to the financial statement presentation of BioLife. No reclassifications were made to the pre-acquisition historical financial statements of SciSafe.

Reclassifications in the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021 are as follows:

(In thousands)	Global Cooling Before Reclassification	Reclassifications		Global Cooling After Reclassification
Assets
Current assets
Cash and cash equivalents	$46	$-		$46
Accounts receivable, trade, net	7,540	55	(a)	7,595
Receivables, other	55	(55)	(a)	-
Inventories	13,148	-		13,148
Prepaid expenses and other current assets	-	546	(b)	546
Prepaid expenses	172	(172)	(b)	-
Notes receivable, related party	374	(374)	(b)	-
Total current assets	21,335	-		21,335

Assets held for rent, net
Property and equipment, net	3,591	-		3,591
Long-term deposits and other assets	-	7	(c)	7
Deposits	4	(4)	(c)	-
Other assets	3	(3)	(c)	-
Total assets	24,933	-		24,933

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	10,005	-		10,005
Accrued expenses and other current liabilities	-	7,210	(d)	7,210
Customer advances	2,647	(2,647)	(d)	-
Accrued compensation	1,232	(1,232)	(d)	-
Other accrued expenses	3,302	(3,302)	(d)	-
Capital lease obligations, current portion	29	(29)	(d)	-
Line of credit	3,428	-		3,428
Term loan, current portion	263	-		263
Total current liabilities	20,906	-		20,906

Deferred rent, long-term	121	(121)	(e)	-
Capital lease obligations, long-term	88	(88)	(e)	-
Term loan, long-term	4,129	-		4,129
Convertible promissory notes payable	1,500	-		1,500
Other long-term liabilities	-	209	(e)	209
Total liabilities	26,744	-		26,744

Preferred stock	3,322	-		3,322
Common stock	3	-		3
Additional paid-in capital	22,434	-		22,434
Accumulated other comprehensive income	(117)	-		(117)
Accumulated deficit	(27,687)	-		(27,687)
Non-controlling interest	234	-		234
Total shareholders’ equity	(1,811)	-		(1,811)
Total liabilities and shareholders’ equity	$24,933	$-		$24,933

(a)	Reflects the reclassification of balances in “Receivables, other” to “Accounts receivable, trade, net”.

(b)	Reflects the reclassification of balances in “Prepaid expenses” and “Notes receivable, related party” to “Prepaid expenses and other current assets”.
(c)	Reflects the reclassification of balances in “Deposits” and “Other assets” to “Long-term deposits and other assets”.
(d)

Reflects the reclassification of balances in “Customer advances”, “Accrued compensation”, “Other accrued expenses”, and “Capital lease obligations, current portion” to “Accrued expenses and other current liabilities”.

(e)	Reflects the reclassification of balances in “Deferred rent, long-term” and “Capital lease obligations, long-term” to “Other long-term liabilities”.

Reclassifications in the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2021 are as follows:

	Historical Global Cooling	Reclassifications		Global Cooling After Reclassification
(In thousands, except per share and share data)
Product revenue	$-	$18,463	(a)	$18,463
Sales, net of discounts and allowances	18,463	(18,463)	(a)	-
Total product and rental revenue	18,463	-		18,463
Costs and operating expenses:
Cost of product revenue (exclusive of intangible assets amortization)	-	13,624	(b)	13,624
Cost of sales	13,624	(13,624)	(b)	-
Research and development	-	568	(c)	568
Sales and marketing	-	1,346	(c)	1,346
General and administrative	4,318	(1,914)	(c)	2,404

Total operating expenses	17,942	-		17,942
Operating income	521	-		521

Other income (expense)
Other expense	(1)	1	(d)	-
Interest expense	(275)	275	(e)	-
Interest income	5	(5)	(e)	-
Interest income (expense), net	-	(270)	(e)	(270)
Other income (expense)	-	(1)	(d)	(1)
Total other income (expense)	(271)	-		(271)

Net income before provision for income taxes	250	-		250
Income tax benefit (expense)	-	-		-
Net income	$250	$-		$250

(a)	Reflects the reclassification of amounts in “Sales, net of discounts and allowances” to “Product revenue”.
(b)	Reflects the reclassification of amounts in “Cost of sales” to “Cost of product revenue”.
(c)	Reflects the reclassification of amounts in “General and administrative” to “Research and development” and “Sales and marketing”.
(d)	Reflects the reclassification of amounts in “Other expense” to “Other income (expense)”.
(e)	Reflects the reclassification of amounts in “Interest expense” and “Interest income” to “Interest income (expense), net”.

Reclassifications in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020 are as follows:

	Historical Global Cooling	Reclassifications		Global Cooling After Reclassification
(In thousands, except per share and share data)
Product revenue	$-	$39,282	(a)	$39,282
Sales, net of discounts and allowances	39,282	(39,282)	(a)	-
Total product and rental revenue	39,282	-		39,282
Costs and operating expenses:
Cost of product revenue (exclusive of intangible assets amortization)	-	27,050	(b)	27,050
Cost of sales	27,050	(27,050)	(b)	-
Research and development	-	2,612	(c)	2,612
Sales and marketing	-	4,105	(c)	4,105
General and administrative	14,705	(6,717)	(c)	7,988
Litigation settlement	4,000	-		4,000
Total operating expenses	45,755	-		45,755
Operating loss	(6,473)	-		(6,473)

Other income (expense)
Debt forgiveness	2,085	(2,085)	(d)	-
Ohio bureau of workers compensation dividends	40	(40)	(d)	-
Other income	15	(15)	(d)	-
Other expense	(14)	14	(d)	-
Interest expense	(598)	598	(e)	-
Interest income (expense), net	-	(598)	(e)	(598)
Other income (expense)	-	2,126	(d)	2,126
Total other income (expense)	1,528	-		1,528

Net loss before provision for income taxes	(4,945)	-		(4,945)
Income tax benefit (expense)	-	-		-
Net loss	$(4,945)	$-		$(4,945)

(a)	Reflects the reclassification of amounts in “Sales, net of discounts and allowances” to “Product revenue”.
(b)	Reflects the reclassification of amounts in “Cost of sales” to “Cost of product revenue”.
(c)	Reflects the reclassification of amounts in “General and administrative” to “Research and development” and “Sales and marketing”.
(d)	Reflects the reclassification of amounts in “Debt forgiveness”, “Ohio bureau of workers compensation dividends”, “Other income”, and “Other expense” to “Other income (expense)”.
(e)	Reflects the reclassification of amounts in “Interest expense” to “Interest income (expense), net”.

5.	Pro Forma Adjustments (GCI Merger)

This note should be read in conjunction with Notes 1 and 2. Adjustments included in the Global Cooling pro forma transaction accounting adjustments column of the unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed combined balance sheet include the following:

(a)

Reflects approximately $874,000 and $361,000 of sale and purchase transactions that occurred between BioLife and its subsidiaries and GCI during the year ended December 31, 2020 and the three months ended March 31, 2021, respectively, and related Accounts Receivable and Accounts Payable balances of $615,000 as of March 31, 2021.

(b)

Reflects the estimated step-up of GCI inventory by $1.0 million from carrying value. The fair value calculation is preliminary and subject to change. The step-up in inventory will increase cost of sales as inventory is sold. The increase is reflected in the unaudited pro forma condensed combined statements of operation, as all inventory is anticipated to be sold within one year of the acquisition date.

(c)

Reflects cash deposits of approximately $2.2 million paid by BioLife in 2020 to GCI for freezer purchases. These deposits were recorded in deferred revenue on GCI’s balance sheet as of March 31, 2021. Under ASC 805, these deposits will be treated as effectively settled as a result of the transaction and are included in the Merger Consideration.

(d)	Reflects related party notes receivable of $374,000 that was settled in the close of the transaction.
(e)

Reflects the amount by which the estimated fair market value of GCI’s fixed assets fell below their net historical cost basis by $571,000 and related adjustments to depreciation of approximately $53,000 and $6,000 for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively. The fair value calculation is preliminary and subject to change and will be depreciated over the remaining useful life of the assets.

(f)

Reflects estimated operating lease assets and liabilities of approximately $1.8 million and $1.9 million, respectively, and finance lease assets and liabilities of approximately $117,000 to be recorded under ASC 842 and related differences in lease expense of $22,000 for the year ended December 31, 2020 and $11,000 for the three months ended March 31, 2021 between ASC 840 and ASC 842.

(g)

Reflects the preliminary fair value estimate of identifiable intangible assets to be acquired by BioLife of approximately $120.6 million and estimated amortization expense of $1.4 million for the three months ended March 31, 2021. The fair value calculation is preliminary and subject to change. The identifiable intangible assets include developed technology, customer relationships, trade names, non-compete agreements, and in-process research and development (“IPR&D”). The fair values of the developed technology, customer relationships, trade names, and non-compete agreements were determined primarily using the “income approach,” which requires a forecast of all the expected future cash flows. IPR&D is accounted for as an indefinite-lived intangible asset until completion or abandonment of the related project. Therefore, no pro forma adjustment has been made to the historical amortization expense for IPR&D in the unaudited pro forma combined statements of operations. The IPR&D intangible assets are subject to testing for impairment annually and upon other triggering events.

(h)	Reflects the adjustments to record goodwill related to the transaction.
(i)	Reflects $201,000 of transaction costs that are anticipated to be incurred related to the Merger that were neither accrued nor paid through March 31, 2021.
(j)

Reflects convertible promissory notes payable by GCI in the amount of $1.5 million that were converted to GCI common stock prior to the closing of the transaction and related interest expense of $55,000 and $30,000 incurred during the year ended December 31, 2020 and the three months ended March 31, 2021, respectively.

(k)

Reflects the estimated tax impacts of the Merger to net deferred tax liabilities and the related income tax expense from acquired intangibles. At March 31, 2021, BioLife had $8.5 million in deferred tax assets that were fully reduced by a valuation allowance. The Company estimates that approximately $23.5 million of deferred tax liabilities will be recognized on acquired intangible assets. The valuation allowance is anticipated to be released in full, which will result in $8.5 million of income tax benefit. These estimates are preliminary and are subject to change. Actual results may differ materially from these estimates.

(l)	Reflects the elimination of historical equity of GCI.

(In thousands)	March 31, 2021
Elimination of Global Cooling preferred stock	$(3,322)
Elimination of Global Cooling common stock	(3)
Elimination of Global Cooling additional paid-in capital	(22,434)
Elimination of Global Cooling accumulated other comprehensive income	117
Elimination of Global Cooling historical accumulated deficit	27,687
Elimination of Global Cooling non-controlling interest	(234)
Total adjustment to Global Cooling historical equity	$1,811

(m)	Reflects the par value of the common stock to be issued to GCI shareholders as consideration for the transaction (in thousands except share, exchange ratio, and par value).

Global outstanding common stock, including estimated shares to be issued in connection with Global stock options to be exercisable under the assumption of a cashless conversion into Global common stock	364,991
Number of shares to be issued in connection with Global preferred Series A stock conversion into Global common stock	96,013
Number of shares to be issued in connection with Global preferred Series B stock conversion into Global common stock	82,365
Number of shares to be issued in connection with convertible notes stock conversion into Global common stock	16,479
Total Global common stock prior to exchange	559,848
x: exchange ratio	11.85
Total number of shares held by Global stockholders post Merger	6,636,470
Total number of shares held by BioLife stockholders post Merger	33,729,573
Total number of outstanding common stock of combined company	40,366,043
BioLife common stock par value	$0.001
Par value of combined company outstanding common stock	$40
Less: par value of BioLife stock	$34
Pro forma adjustment	$6

(n)	Reflects the fair value of the stock to be issued as Merger Consideration less it’s par value.
(o)

Reflects compensation adjustments of approximately $641,000 and $160,000 for the year ended December 31, 2020 and three months ended March 31, 2021, respectively, related to one key executive retained from GCI.

(p)

Reflects the income tax effect of unaudited pro forma adjustments at a statutory rate of 23.3% of approximately $1.7 million and $364,000 in the year ended December 31, 2020 and three months ended March 31, 2021, respectively.

(q)

Reflects the number of shares anticipated to be issued as Merger Consideration as adjusted for 10,400 shares to be withheld from issuance in order to satisfy outstanding notes receivable from one GCI stockholder and 11,227 shares that are expected to vest within the first year subsequent to the Merger related to stock compensation to one key executive retained from GCI.

6.	Pro Forma Adjustments (SCI Acquisition)

This note should be read in conjunction with Notes 1 and 2. Adjustments included in the SciSafe pro forma transaction accounting adjustments column of the unaudited pro forma condensed combined statement of operations include the following:

(a)	Represents the estimated annual depreciation impact of adjusting SciSafe’s fixed assets to fair market value by $405,000 from historical cost basis.
(b)	Represents stock award expense for the stock compensation paid in the transaction and stock awards to SciSafe management and employees.
(c)	Represents salary increase of $150,000 for the twelve months ended December 31, 2020 related to one key executive retained from SciSafe.
(d)

Reflects the annual amortization impact of identifiable intangible assets acquired by BioLife of approximately $12.1 million. The identifiable intangible assets include non-compete agreements, customer relationships, and trade names.

(e)	Reflects interest expense incurred prior to the acquisition between January 1, 2020 and September 30, 2020 on amounts owed to related parties that were settled in the transaction.
(f)	Reflects the income tax impact of the unaudited pro forma adjustments at a statutory rate of 23.3%.
(g)	Reflects the number of additional weighted-average shares that would have been outstanding in the year ended December 31, 2020 had the SciSafe transaction occurred on January 1, 2020.